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                                                                     EXHIBIT 5.2



March 18, 2002


Land O'Lakes, Inc.
4001 Lexington Avenue North
Arden Hills, Minnesota  55126

         Re:      Land O'Lakes, Inc.
                  Registration Statement on Form S-4

Ladies/Gentlemen:

         I, or individuals under my direction, have examined the Registration Statement on Form S-4 (the "Registration Statement") of Land O'Lakes, Inc., a Minnesota cooperative corporation (the "Company"), and certain of its direct and indirect subsidiaries (the "Subsidiary Guarantors") listed therein, which you have filed with the Securities and Exchange Commission on March 18, 2002 in connection with the exchange of $350,000,000 principal amount of the Company's 8-3/4% Senior Notes due 2011 (the "Notes") for $350,000,000 principal amount of its outstanding 8-3/4% Senior Notes due 2011 (the "Old Notes"). The Notes will be issued pursuant to an Indenture (the "Indenture") dated as of November 14, 2001 among the Company, each Subsidiary Guarantor and the Trustee named therein, and will be guaranteed (the "Guarantees") by such Subsidiary Guarantors. In rendering the opinions set forth herein, I, or individuals under my direction, have examined the Notes and the Indenture, including the Guarantees set forth therein.

         I, or individuals under my direction, have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion. I, or individuals under my direction, have examined, among other things, the terms of the Notes, the Guarantees and the Indenture.

         Based on the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that:

         1. The Notes have been duly authorized by the Company and each of the Subsidiary Guarantors.

         2. The Guarantees have been duly authorized by each of the Subsidiary Guarantors.

         3. The Indenture has been duly authorized, executed and delivered by the Company and each of the Subsidiary Guarantors.


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Land O'Lakes, Inc.
and the Subsidiary Guarantors
March 18, 2002
Page 2


         The opinions expressed herein are subject to the following qualifications, assumptions and limitations:

         (a) In connection with rendering the opinions set forth herein, I have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to me as copies thereof, and the authenticity of the originals of such latter documents.

         (b) My opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and I expressly disclaim any obligation to update my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

         (c) This opinion is solely for your benefit, and may not be relied upon in any manner by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent; provided, however, I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John T. Rebane

John T. Rebane
Vice President and General Counsel
Land O'Lakes Law Department